Exhibit 3.57

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

READER’S DIGEST SUB SEVEN, INC.

I, Clifford H.R. DuPree, Secretary of Reader’s Digest Sub Seven, Inc., a corporation organized and existing under and by virtue of the general corporation law of the State of Delaware, DO HEREBY CERTIFY:

FIRST.  That the Board of Directors of said corporation, by unanimous written consent pursuant to Section 141(f) of the Delaware General Corporation Law, adopted the following resolutions:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

First.                     The name of this corporation shall be:

Pegasus Asia Investments, Inc.

SECOND.  That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD.  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the general corporation law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Clifford H.R. DuPree, Secretary of Reader’s Digest Sub Seven, Inc., this 2nd day of October A.D. 1998.

/s/ Clifford H.R. DuPree
Clifford H.R. DuPree
Secretary